Exhibit 15.4

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by BT Group plc (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F/A (Amendment No.2) of BT Group plc dated 20 September 2018. We agree with the statements concerning our Firm contained therein.

Very truly yours

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

20 September 2018

ITEM 16F DISCLOSURE. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

PricewaterhouseCoopers LLP (“PwC”) was our auditor for the 2017/18 financial year and for prior financial years. KPMG LLP (“KPMG”) has been appointed as our auditor beginning with the 2018/19 financial year, and the appointment was approved by shareholders at the Company’s Annual General Meeting on 11 July 2018.

PwC and its predecessor firms have been our auditors since BT listed on the London Stock Exchange in 1984 and PwC’s reappointment had not been subject to a tender until 2017 when the Audit & Risk Committee recommended to the Board that an audit tender process be undertaken with a view to appointing a new auditor for the financial year 2018/19. PwC advised the Audit & Risk Committee on 11 April 2017 that it would not participate in the tender process and so effectively indicated that it would decline to stand for re-election after the completion of the 2017/18 audit for the purposes of Item 16F(a)(1)(i) of Form 20-F. In this regard, we note that PwC would only have been permitted to serve as our auditor until the end of the 2019/20 audit due to the auditor rotation rules in the United Kingdom. In June 2017, following the conclusion of the audit tender process, we announced that the Board had approved the proposed appointment of KPMG as auditor beginning with the 2018/19 financial year, and the appointment was approved by shareholders at the Annual General Meeting on 11 July 2018.

PwC audited our financial statements for 2015/16 and 2016/17 as well as our 2017/18 financial statements included in this Form 20-F. None of the reports of PwC on those financial statements contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During those fiscal years there were no disagreements with PwC, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with their reports. During such fiscal years there were no “reportable events” as that term is defined in Item 16F(a)(1)(v) of Form 20-F other than management concluded that there was a material weakness in internal control over financial reporting as at 31 March 2017 in respect of the Italian business and as at 31 March 2018 in respect of the IAS 19 accounting error, each as described on pages 183 to 184 of the Annual Report 2018 incorporated herein by reference.

As part of our investigation into our Italian business, in October 2016, we engaged KPMG to conduct an independent review of the accounting practices in our Italian business. The investigation, which included our own review with support and oversight from our Legal, Governance & Compliance function and Freshfields Bruckhaus Deringer, revealed inappropriate behaviour in our Italian business, improper accounting practices and a complex set of improper sales, purchase, factoring and leasing transactions.

In 2017, KPMG and our internal investigation team, with support and oversight from our Legal, Governance & Compliance function and Freshfields Bruckhaus Deringer conducted an investigation of the systems and controls relating to our Italian business. This investigation resulted in the steps to improve our internal controls described in our Annual Report on Form 20-F for 2016/17 and in this Annual Report on Form 20-F.

We have provided KPMG with a copy of this disclosure in response to Item 16F and requested that KPMG provides us with a letter addressed to the Securities and Exchange Commission stating whether they agree with such disclosure. A copy of KPMG’s letter, dated 20 September, 2018, is attached as Exhibit 15.3 to this Amendment No. 2.

We have provided PwC with a copy of this disclosure in response to Item 16F and requested that PwC provides us with a letter addressed to the Securities and Exchange Commission stating whether they agree with such disclosure. A copy of PwC’s letter, dated 20 September, 2018, is attached as Exhibit 15.4 to this Amendment No. 2.